Exhibit 99.1

Global Energy Inc. Chief Executive Officer
Issues Letter to Stockholders

New York, NY, May 17, 2012  - In a letter to company stockholders issued today, Mr. Asi Shalgi, chief executive officer of Global Energy, Inc. (OTCBB: GEYI, “Company”) stated the following:

Dear Shareholders,

I would like to take this opportunity to personally address you and update you on the development status of our Company. Due to the confidential nature of our development work with some of our partners, I will avoid mentioning their names.

As of the date hereof, we are still working with our partners to develop the KDV technology. All partners are working to increase the output efficiency and performing experiments as for the best stock-feed input mix. We tested improved design for the turbine in Eppendorf Germany at Alphakat testing plant last week. The new design shows from first look better performance compared to previous design. Please visit our website at http://www.global-nrg.biz/?page_id=119 or my BLOG  http://global-nrg.biz/blog/?p=312 to view the video of Alphakat small KDV in demonstration made on May 7th. Alphakat will continue to test it for performance evaluation.

We are currently engaged in discussion with other renewable energy technology companies in the field of alternatives fuel production. This is part of our strategy to become the leading commercializing Company in the world in the field of renewable diesel production from different kinds of waste or  feedstocks.

As CEO of the Company, I strive to steer the Company in the direction that will create the most value in the future, and all actions we took in the past few years were guided by this approach. As a Company, we will need to supply the rapidly growing demand for renewable fuels from non-edible sources, especially due to the rapid rise in prices and the geopolitical instability in some oil producing regions in the world.  We are moving forward with our business and  positioning our Company as a leading player in the market.

I know that for some of you, our actions are not always understood, but I want to assure you that the management team of the Company is fully committed to the success of Global Energy and its shareholders. We are focused on building a large, strong and profitable Company and on maximizing value to our shareholders.

Sincerely,

Asi Shalgi
Chief Executive Officer

About Global Energy, Inc.:
Global Energy, Inc. (“Global Energy”) is commercializing innovative technologies to produce energy from different types of solid waste, while contributing to the effort of cleaner environment. Global Energy utilizes one of the most efficient and environmentally friendly technologies, KDV technology, which was developed and patented by acclaimed scientist. Through its marketing and distribution agreement with AlphaKat, for its proprietary KDV technology, Global Energy plans to gain significant market share in the waste-to-energy market and become a market leader.

For additional information please visit www.global-nrg.biz

Safe Harbor for Forward-looking Statements:

Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) unanticipated problems and delays in engineering and construction, (ii) the inherent uncertainties and speculative nature associated with biofuels and alternative fuel sources; (iii) potential environmental liabilities, weather, mechanical failures, safety concerns, labor problems and financing problems; (iv) changes in economic conditions, adverse exchange rates and financial markets; (v) the risk that we will not be able to execute our business plan, such as entering into agreements with strategic partners, leasing land, obtaining loans, etc; (vi) the inability to retain key employees; (vii) changes in energy prices and the high cost of alternative fuels; (viii) Global Energy's inability to finance its operations or growth; (ix) the inability to obtain all necessary governmental, environmental and regulatory approvals; (x) an increase in competition in the biofuel and alternative fuel market; and (xi) the possibility that our technology does not work as well as expected. Investors should consider all of these risks and should also refer to the risk factors disclosed in the SEC filings of Global Energy.

Press Contact:
Office : +972 3 6091690 for Yuval Ganot,  yganot@bglaw.co.il